                                            EXHIBIT 5(c)

                          Form of Notice with Respect to Sub-Adviser Agreement

                                          FORM OF NOTICE


Notice, effective________________ with respect to the Sub-Adviser Agreement between Integrity Management & Research, Inc. (the "Manager") and David L. Babson & Co., Inc. (the "Sub-Adviser") dated July 29, 1993.


The Trust hereby gives notice that;

(i) the U.S. Government Money Market Portfolio has been renamed the U.S. Treasury Income Portfolio.


This Notice is not intended to, and does not, alter or amend the Agreement, which remains in full force and effect.


                         Integrity Management & Research, Inc.

                         By:_____________________________


                         David L. Babson & Co., Inc.

                         By:______________________________





Acknowledged by
The Valiant Fund

By:_______________